Exhibit 10.2

SEPARATION AGREEMENT

dated as of

June 28, 2022

among

NEXTPLAY TECHNOLOGIES, INC.,

NEXTTRIP GROUP, LLC,

REINHART INTERACTIVE TV AG,

and

TGS ESPORTS, INC.

ANNEXES
Annex A	-	NextTrip Assets
Annex B	-	Excluded Assets
Annex C	-	NextTrip Liabilities
Annex D	-	Excluded Liabilities
Annex E	-	Surviving Intercompany Agreements
Annex F	-	Intercompany Agreements

- i -

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of June 28, 2022, is entered into by and among NextPlay Technologies, Inc., a Nevada corporation publicly traded on the Nasdaq Capital Market (Nasdaq: NXTP) (the “Company”), NextTrip Group, LLC (“NextTrip”), a Florida limited liability company and direct subsidiary of the Company, Reinhart Interactive TV AG, a Switzerland Aktiengesellschaft (“Reinhart”), a partially-owned subsidiary of the Company, and TGS Esports Inc., a British Columbia corporation publicly traded on the TSX Venture Exchange (TSXV:TGS) (“Parent”).

W I T N E S E T H:

WHEREAS, the Board of Directors of the Company (together with any duly authorized committee thereof, the “Board”) has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate (the “Separation”) the NextTrip Business and Zappware Business (the “Separated Businesses”) from the remaining businesses of the Company and its Subsidiaries;

WHEREAS, pursuant to the Securities Exchange Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between the Parent and the Company, Parent shall (i) acquire all of the outstanding equity interests the Company, William Kerby and Donald Monaco hold in NextTrip, pursuant to which NextTrip would become a wholly-owned subsidiary of Parent (the “NextTrip Sale”) and (ii) also acquire from the Company all of the equity interests the Company holds in Reinhart, pursuant to which Reinhart would become a partially-owned subsidiary of Parent (the “Reinhart Sale” and, together with the NextTrip Sale, the “Sale”).

WHEREAS, in connection with the Separation and Sale of the Separated Businesses, the Company desires to assign, transfer, convey and deliver (“Transfer”), to the extent not so currently held, or cause the other members of the Company Group to Transfer to NextTrip all NextTrip Assets, and to assign, or cause the other members of the Company Group to assign, to NextTrip all NextTrip Liabilities, and NextTrip desires to receive such NextTrip Assets and assume such NextTrip Liabilities;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.01 General

(a) As used in this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in the Purchase Agreement.

“Affiliate” has the meaning set forth in the Purchase Agreement.

“Assets” means all assets, properties, rights, licenses, Permits, Contracts, Intellectual Property Rights, Software, Data, Technology and causes of action of every kind and description, wherever located, real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise.

“Available Insurance Policies” means the Insurance Policies listed on Schedule 2.08.

“Business Day” has the meaning set forth in the Purchase Agreement.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” means the date on which the closing of the Purchase Agreement occurs in accordance with the terms and conditions set forth in the Purchase Agreement.

“Code” has the meaning set forth in the Purchase Agreement.

“Company Business” means (i) those businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) as conducted at any time prior to the Closing Date by the Company or any of its Subsidiaries, other than the Separated Businesses and (ii) those entities or businesses acquired or established by or for any member of the Company Group after the Closing Date.

“Company Data/Technology” means all Technology and Data that is owned, licensed or used by any member of the Company Group or NextTrip Group or any of their respective Affiliates (other than the NextTrip Data/Technology and Technology rights under the Contracts constituting a NextTrip Asset), including those internet protocol addresses allocated to or used by any member of the Company Group or NextTrip Group or any of their respective Affiliates as of the Closing Date.

“Company Designees” shall mean any and all Persons that are designated by the Company and that will be members of the Company Group as of immediately following the Closing Date.

“Company Group” means (i) prior to the Closing Date, the Company and each Person that will be a Subsidiary of the Company immediately following the Closing Date and (ii) from and after the Closing Date, the Company and each Person that is then a Subsidiary of the Company.

“Company Intellectual Property” means all Intellectual Property Rights that are owned, licensed or used by any member of the Company Group or NextTrip Group or any of their respective Affiliates (other than the NextTrip Intellectual Property and Intellectual Property Rights under the Contracts constituting NextTrip Assets).

“Company Names and Marks” means the names or marks owned, licensed or used by the Company, any member of the Company Group or any of their respective Affiliates, either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words. For the avoidance of doubt, Company Names and Marks excludes all Trademarks included on Annex A.

“Company Software” means all Software that is owned, licensed or used by any member of the Company Group or NextTrip Group or any of their respective Affiliates (other than the NextTrip Software and Software rights under the Contracts constituting a NextTrip Asset).

“Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Entity.

“Contract” means any contract, subcontract, agreement, option, lease, license, cross license, binding sale or purchase order, commitment or other legally binding instrument, arrangement or understanding of any kind.

“Conveyance and Assumption Instruments” means, collectively, such instruments of Transfer or other Contracts, including related local asset transfer agreements or intellectual property assignment agreements, and other documents entered into prior to the Closing Date and as may be necessary to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.

“Data” means all data and collections of data, whether machine readable or otherwise, including to the extent applicable the following: financial and business information, including rates and pricing data and information, earnings reports and forecasts, macro-economic reports and forecasts, marketing plans, business and strategic plans, general market evaluations and surveys, budgets, accounting, financing and credit-related information, quality assurance policies, procedures and specifications, customer information and lists, and business and other processes, procedures and policies (including, for example, handbooks and manuals, control procedures, and process descriptions), including any blueprints, diagrams, flow charts, or other charts, user manuals, training manuals, training materials, command media, and documentation, and other financial or business information. For the avoidance of doubt, Data excludes Software and Technology.

“Evaluation Material” has the meaning set forth in the Non-Disclosure Agreement.

“Excluded Assets” means any and all of the following Assets that are owned, used or held, at or prior to the Closing Date, by the Company or any of its Subsidiaries:

(i) subject to Section 2.07, Company cash and cash equivalents;

(ii) all rights to the Company Names and Marks, together with any Contracts granting rights to use the same;

(iii) except as set forth on Annex C, all of the Company Group’s or NextTrip Group’s right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all buildings, structures, improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iv) other than any loans or advances between or among the Company and its Subsidiaries on behalf of the NextTrip Business (and not any Company Business), all loans or advances among the Company and any of its Subsidiaries;

(v) any work papers of the Company’s auditors and any other Tax records (including accounting records) of any member of the Company Group (subject to Section 5.01), provided, however, that NextTrip shall in all events be entitled to copies of, and shall be entitled to use, any such books and records to the extent solely related to the NextTrip Business or NextTrip;

(vi) without limiting NextTrip’s rights expressly provided under Section 2.08, all Insurance Policies of the Company or any of its Subsidiaries, and all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(vii) for the avoidance of doubt, any Assets held on the date hereof, or acquired after the date hereof, and sold or otherwise disposed of prior to the Closing Date;

(viii) all rights, claims, causes of action (including counterclaims and rights of set-off) and defenses against Third Parties to the extent relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and Privileged Information relating thereto;

(ix) except as expressly contemplated herein, all Company Intellectual Property, Company Software and Company Data/Technology;

(x) any Permits held by any member of the Company Group that are not Related to the Business;

(xi) all interests of any member of the Company Group under the Transaction Agreements and the Non-Disclosure Agreement;

(xii) all personnel and employment records for employees and former employees of any member of the Company Group or the NextTrip Group who are not continuing employees of NextTrip, except to the extent necessary for the NextTrip Group to meet its obligations pursuant to this Agreement;

(xiii) any other Assets of any member of the Company Group or the NextTrip Group to the extent not Related to the Business, except (x) NextTrip Intellectual Property, NextTrip Software and NextTrip Data/Technology and (y) Assets otherwise expressly to be retained by or Transferred to the NextTrip Group;

(xiv) other than (A) any accounts receivable exclusively between or among the Company and its Subsidiaries on behalf of the NextTrip Business (and not any Company Business) and (B) any Surviving Intercompany Accounts, any intercompany accounts receivable owing from the Company or any of its Affiliates;

(xv) (A) all corporate minute books (and other similar corporate records) and stock records of any member of the Company Group, (B) any books and records relating to the Excluded Assets, (C) any books and records or other materials of or in the possession of any member of the Company Group or the NextTrip Group that (x) any of the members of the Company Group are required by Law to retain, (y) any of the members of the Company Group reasonably believes are necessary to enable the Company Group to prepare and/or file Tax Returns, or (z) any member of the Company Group is prohibited by Law from delivering to the NextTrip Group or Parent (including by Transfer of equity of any member of the NextTrip Group), including any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that any member of the Company Group is prohibited by Law from delivering to the NextTrip Group or Parent (including by Transfer of equity of any member of the NextTrip Group) or (D) any copies of any books and records that any member of the Company Group retains pursuant to Section 5.05;

(xvi) (A) all records and reports prepared or received by the Company or any of its Subsidiaries in connection with the disposition of the NextTrip Business or the transactions contemplated hereby, including all analyses relating to the NextTrip Business or Parent so prepared or received, (B) all confidentiality agreements with prospective purchasers of the NextTrip Business or any portion thereof (other than to the extent set forth in clause (xv) of the definition of “NextTrip Assets”), and all bids and expressions of interest received from Third Parties with respect to the NextTrip Business, and (C) all Privileged materials, documents and records that are not Related to the Business; and

(xvii) the Assets listed on Annex B.

“Excluded Liabilities” means all Liabilities of the Company and its Subsidiaries to the extent arising from or related to the Excluded Assets or the Company Business. Without limiting the generality of the forgoing, the Excluded Liabilities shall include the following Liabilities:

(i) any Liability to the extent relating to any Excluded Asset;

(ii) other than (A) intercompany accounts payable exclusively between or among the Company and its Subsidiaries on behalf of the NextTrip Business (and not any Company Business) and (B) Surviving Intercompany Accounts, any Liability for any intercompany accounts payable to the Company or any of its Affiliates, which intercompany accounts payable shall (subject to the foregoing exceptions) be extinguished at Closing;

(iii) all Liabilities to the extent relating to:

(A) the conduct and operation of the Company Business (including, to the extent relating to the Company Business, any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Company Group (whether or not such act or failure to act is or was within such Person’s authority)); or

(B) any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of the Company Business with respect to its products or services, whether prior to, at or after the Closing Date;

(iv) all Liabilities to the extent arising under the allocated portion of any Shared Contract that is assigned to a member of the Company Group in accordance with Section 2.05(c);

(v) all Liabilities of any member of the Company Group under the Transaction Agreements; and

(vi) all fines or penalties imposed by any Governmental Entity to the extent relating to filings made by the Company prior to the Closing Date;

(vii) to the extent the Company fails to perform under Section 2.07(b), the IDS Obligation; and

(viii) all Liabilities listed on Annex D.

“GAAP” has the meaning set forth in the Purchase Agreement.

“Governmental Entity” has the meaning set forth in the Purchase Agreement.

“Group” means (i) with respect to the Company, the Company Group and (ii) with respect to NextTrip, the NextTrip Group, as the context requires.

“Identified Shared Contracts” means the Shared Contracts (i) that are material to the NextTrip Business and identified on a Schedule to be delivered by Parent to the Company within 60 days of the date hereof or (ii) with respect to which the parties mutually agree in good faith prior to the Closing Date to seek separation pursuant to Section 2.05(c).

“IDS Obligation” means that certain payment obligation of the Company pursuant to that certain Amendment to Intellectual Property Purchase Agreement effective May 18, 2021 by and between the Company, IDS Inc., TD Assets Holding LLC, and Ari Daniels in the approximate amount of $2,500,000.

“Indebtedness” means, without duplication, all principal, all accrued and unpaid interest thereon, premiums, penalties, costs incurred in connection with payment or prepayment (such as breakage costs, prepayment or early termination penalties, foreign currency charges or conversion expenses), fees or other amounts owing in respect of: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) obligations evidenced by mortgages, bonds, notes, debentures or other similar instruments or by letters of credit, solely to the extent drawn as of the relevant date of determination, (iii) obligations as lessee under leases that have been, or should have been, recorded as capital leases in accordance with GAAP (as in effect on the date hereof) and with respect to which the asset being leased is not available to the NextTrip Business as of the Closing Date, and (iv) guarantees or other similar obligations with respect to any indebtedness, obligation, claim or liability of any member of the Company Group of a type described in clauses (i) through (iii) above unless the Company agrees to indemnify the guarantor in respect thereof.

“Insurance Policies” means all policies and programs of or agreements for insurance and interests in insurance pools and programs, in each case including self-insurance and insurance from Affiliates.

“Intellectual Property Rights” means all of the following intellectual property and similar rights, title or interest in or arising under the laws of the U.S. or any other jurisdiction: (i) patents, patent applications, utility models, design rights, and all related patent rights, including any reissue, reexamination, division, extension, provisional, continuation or continuation-in-part, (ii) copyrights, moral rights, mask works rights, database rights and design rights, in each case, other than such rights to Software and Data, whether or not registered, and registrations and applications thereof, and all rights therein provided by international treaties or conventions, (iii) Trademarks and (iv) Trade Secrets. For the avoidance of doubt, for the purposes of this Agreement, Intellectual Property Rights excludes Software and Data.

“Intercompany Account” means any receivable, payable or loan between the Company or any of its Subsidiaries on behalf of the Company Business, on the one hand, and the Company or any of its Subsidiaries on behalf of the NextTrip Business, on the other hand.

“Intercompany Agreement” means any Contract between the Company or any of its Subsidiaries on behalf of the Company Business, on the one hand, and the Company or any of its Subsidiaries on behalf of the NextTrip Business, on the other hand, excluding, for the avoidance of doubt, any Contract to which any Third Party is a party.

“Law” has the meaning set forth in the Purchase Agreement.

“Liabilities” means any liability, debt, guarantee, damage, penalty, fine, assessment, charge, cost, loss, claim, demand, expense, commitment or obligation (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, matured or unmatured or due or to become due and whether or not the same would be required by GAAP to be reflected in the financial statements or disclosed in the notes thereto) of every kind and description, including all costs and expenses related thereto.

“NextTrip Assets” means, in each case to the extent existing and owned or held immediately prior to the Sale by the Company or any of its Subsidiaries, the following Assets, but in each case excluding any Excluded Assets:

(i) all NextTrip Owned Real Property, together with all buildings, structures, improvements, fixtures and appurtenances thereto and rights in respect thereof Related to the Business;

(ii) all NextTrip Leased Real Property;

(iii) all rights of the Company or its applicable Subsidiary under (A) other than with respect to Intellectual Property Rights, Software and Technology, Contracts Related to the Business (including (x) the real property leases in respect of the NextTrip Leased Real Property and (y) any Contract entered into in the name of, or expressly on behalf of, the NextTrip Business), except as required by Law in the case of Contracts relating to labor and employment, and (B) those Intellectual Property Rights, Software and Technology licenses from Third Parties listed on Annex A;

(iv) all accounts and other receivables to the extent related to the NextTrip Business;

(v) all expenses to the extent related to the NextTrip Business that have been prepaid by the Company or any of its Subsidiaries, including lease and rental payments to the extent related to the NextTrip Business;

(vi) all rights, claims, credits, causes of action (including counter-claims and rights of set-off) against Third Parties to the extent related to the NextTrip Business, including unliquidated rights under manufacturing and vendors’ warranties to the extent related to the NextTrip Business;

(vii) all NextTrip Intellectual Property, NextTrip Software and NextTrip Data/Technology;

(viii) all Permits that are Related to the Business;

(ix) the NextTrip Books and Records;

(x) all personal property and interests therein, including furniture, furnishings, office equipment, communications equipment, vehicles, and other tangible personal property, in each case Related to the Business (including, in each case, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(xi) all Assets listed on Annex A;

(xii) the shares of common stock or other equity interests in the Subsidiaries of the Company set forth on Annex A;

(xiii) the right to enforce the confidentiality or assignment provisions of any confidentiality, non-disclosure or other similar Contracts (including any Contracts with prospective purchasers of the NextTrip Business or any portion thereof) to the extent related to confidential information of the NextTrip Business;

(xiv) all rights of the NextTrip Group under this Agreement or any other Transaction Agreements and the certificates and instruments delivered in connection therewith; and

(xv) all other Assets of a type not expressly covered in this definition that are owned by the Company or any of its Subsidiaries and Related to the Business.

“NextTrip Books and Records” means (i) all corporate or limited liability company minute books and related stock records of the members of the NextTrip Group and (ii) all other books, records, files and papers, whether in hard copy or computer format, including invoices, ledgers, correspondence, plats, drawings, photographs, product literature, sales and promotional literature, equipment test records, studies, reports, manufacturing and quality control records and procedures, research and development files, manuals and data, sales and purchase correspondence, distribution lists, customer lists, lists of suppliers, personnel and employment records and accounting and business books, records, files, documentation and materials, in each case that are Related to the Businesses, other than any Tax Returns and other Tax records.

“NextTrip Business” means (i) the Company’s Travel business (also known as the historical Monaker Group business which was the Company’s core business prior to that certain HotPlay Exchange Agreement transaction which closed on June 30, 2021) as described in the disclosures in the Company’s annual report on Form 10-K filed with the SEC for the fiscal year ended February 28, 2021 and (ii) more specifically, the business of offering booking solutions for both business and leisure travel, corporate travel management solutions for small- and medium- sized businesses which allows companies to manage travel expenses, travel booking, expense reports, and provides access to concierge-like travel support services, and an online travel agency portal where parties book and manage vacation packages with concierge like services, as conducted by the Company and its Subsidiaries.

“NextTrip Data/Technology” means all of the following to the extent owned by the Company or any of its Subsidiaries: (i) all Technology that is Used exclusively by the Company and its Subsidiaries in the NextTrip Business and (ii) all Data that is Used exclusively by the Company and its Subsidiaries in the NextTrip Business.

“NextTrip Designees” means any and all Persons that are designated by NextTrip and that will be members of the NextTrip Group as of immediately following the Closing Date.

“NextTrip Group” means (i) prior to the Closing Date, NextTrip, each Person that will be a Subsidiary of NextTrip immediately following the Closing Date and (ii) from and after the Closing Date, NextTrip and each Person that is a Subsidiary of NextTrip.

“NextTrip Indebtedness” means, without duplication, Indebtedness of NextTrip or any member of the NextTrip Group; provided that NextTrip Indebtedness shall not include any Liabilities solely among the members of the NextTrip Group.

“NextTrip Intellectual Property” means all of the following to the extent owned by the Company or any of its Subsidiaries: (i) any Registrable IP, (ii) all other Intellectual Property Rights (excluding, for the avoidance of doubt, the Company Names and Marks and Registrable IP) that are Used exclusively in the NextTrip Business by any member of the Company Group or NextTrip Group and (iii) the right to sue and collect damages for past, present and future infringement, misappropriation, violation or dilution of any of the forgoing.

“NextTrip Leased Real Property” means the leasehold interests of the Company or any of its Subsidiaries under the real property leases governing the leased real property set forth on Annex C.

“NextTrip Liabilities” means all Liabilities of any member of the Company Group or the NextTrip Group to the extent arising from or related to the NextTrip Assets or the NextTrip Business, as the same shall exist at or after the Closing Date and irrespective of whether the same shall arise prior to, at or after the Closing Date. Without limiting the generality of the foregoing, the NextTrip Liabilities shall include the following Liabilities:

(i) all Liabilities under the Surviving Intercompany Accounts;

(ii) all Liabilities arising under Contracts referred to in clause (iii) of the definition of NextTrip Assets;

(iii) all Liabilities to the extent Related to the Business (including all Liabilities with respect to the NextTrip Assets), whether accruing before, on or after the Closing Date (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, matured or unmatured or due or to become due as of the Closing Date);

(iv) all Liabilities described on Annex C;

(v) any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of the NextTrip Business with respect to its products or services, whether prior to, at or after the Closing Date;

(vi) all Liabilities allocated to any member of the NextTrip Group under the Transaction Agreements;

(vii) all Liabilities to the extent arising under the allocated portion of any Shared Contract that is assigned to a member of the NextTrip Group in accordance with Section 2.05(c); and

(viii) all Liabilities to the extent related to NextTrip Indebtedness; and

(ix) the IDS Obligation, subject to the condition of the Company’s failure of performance under Section 2.07(b).

“NextTrip Owned Real Property” means any real property owned by the Company or any of its Subsidiaries, together with all fixtures and improvements thereon and all appurtenant rights, privileges and easements relating thereto.

“NextTrip Software” means, to the extent owned by the Company or any of its Subsidiaries, the Software set forth on Annex A.

“Non-Disclosure Agreement” has the meaning set forth in the Purchase Agreement.

“Permit” means all permits, authorizations, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers and filings issued or required by any Governmental Entity under Law.

“Person” has the meaning set forth in the Purchase Agreement.

“Registrable IP” means, to the extent owned by any member of the Company Group or NextTrip Group, patents, patent applications, statutory invention registrations, registered Trademarks, registered service marks, copyright registrations and invention disclosures.

“Related to the Business” means (i) other than with respect to Intellectual Property Rights, Software, Technology and Data, used more than 80% in or arising, directly or indirectly, more than 80% out of or related more than 80% to the operation or conduct of the NextTrip Business (as conducted by the Company Group and the NextTrip Group as of the Closing Date) and (ii) with respect to Intellectual Property Rights, Software, Technology and Data, limited to NextTrip Intellectual Property, NextTrip Software and NextTrip Data/Technology.

“Representatives” has the meaning set forth in the Purchase Agreement.

“SEC” has the meaning set forth in the Purchase Agreement.

“Shared Contract” means any Contract entered into prior to the Closing Date to which the Company or any of its Subsidiaries is a party that relates to both (i) the NextTrip Business and (ii) the Company Business.

“Software” means all (i) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, in each case (i)-(ii), excluding Data.

“Subsidiary” has the meaning set forth in the Purchase Agreement with respect to the Acquired Entities (as defined in the Purchase Agreement).

“Surviving Intercompany Account” means any Intercompany Account that (i) expressly arises pursuant to any Transaction Agreement, (ii) is a receivable or payable arising from purchases or sales of products or services in the ordinary course between the Company or any of its Subsidiaries on behalf of the Company Business, on the one hand, and the Company or any of its Subsidiaries on behalf of the NextTrip Business, on the other hand, or (iii) is set forth on Annex A.

“Surviving Intercompany Agreement” means any Intercompany Agreement that (i) is a Transaction Agreement or (ii) is set forth on Annex E.

“Tax” or “Taxes” has the meaning set forth in the Purchase Agreement.

“Technology” means, collectively, all technology, designs, procedures, models, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software and Data.

“Third Party” means any Person other than the parties hereto or any of their respective Subsidiaries.

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor and prospect lists, and all associated information or databases, and other confidential or proprietary information, in each case, other than Software.

“Trademarks” means trademarks, service marks, trade names, service names, domain names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Agreement” means each of this Agreement, the Purchase Agreement and all Conveyance and Assumption Instruments.

“Used” means used, practiced, licensed, sublicensed, reproduced, distributed, performed, displayed and otherwise exploited, made, had made, sold, had sold, imported and otherwise provided, and prepared modifications, derivative works or improvements or commercialized or legally disposed of products and services thereunder.

“Zappware Business” means Reinhart Interactive TV AG, the Company’s Zappware media business, (i) as described in that certain Form S-3/A filed with the SEC on October 27, 2021, (ii) of which a controlling interest was obtained by the Company on March 31, 2021 pursuant to that certain Founding Investment and Subscription Agreement dated January 15, 2021 and (iii) as more specifically described, an entertainment service provider platform which is currently deployed on devices across Europe and Latin America which provides end users with a multi-screen TV experience across set-top boxes, connected TVs, smartphones, tablets, and PCs and also provides a service management system that enables operators to manage user experience and monetization of their services.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Board	Recitals
Company	Preamble
Company Released Persons	4.01(a)(ii)
Funding Payments	2.07(b)
Purchase Agreement	Recitals
Parent	Preamble
Privilege	5.07(a)
Privileged Information	5.07(a)
Reinhart Sale	Preamble Recitals
Separation	Recitals
Separated Businesses	Recitals
Separating Officers and Directors	2.10(a)
NextTrip	Preamble
NextTrip and Zappware Released Persons	4.01(a)(i)
Transfer	Recitals

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes and Schedules are to Articles, Sections, Annexes and Schedules of this Agreement unless otherwise specified. All Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The terms “or”, “any” and “either” are not exclusive, except to the extent expressly provided otherwise.

Article II
SEPARATION

Section 2.01 Separation. At or prior to the Closing Date, to the extent not already completed, each of the Company and NextTrip shall, and shall cause their respective Subsidiaries to, take such steps as may be required to effect the Separation in accordance with the terms of this Agreement.

Section 2.02 Transfer of Assets; Assumption of Liabilities.

(a) Transfer of Assets and Assumption of Liabilities. Except as otherwise expressly provided in this Agreement or in any Transaction Agreement, and except to the extent previously held or transferred by NextTrip or the Company, respectively, upon the terms and subject to the conditions set forth in this Agreement, effective as of immediately prior to the Closing Date:

(i) Transfer of NextTrip Assets. The Company shall, and shall cause the applicable members of the Company Group to, Transfer to NextTrip or the applicable NextTrip Designees, and NextTrip or such NextTrip Designees shall accept from the Company and the applicable members of the Company Group, all of the Company’s and each such Company Group member’s respective right, title and interest in and to all NextTrip Assets held by the Company or a member of the Company Group.

(ii) Transfer of Excluded Assets. NextTrip shall, and shall cause the applicable members of the NextTrip Group to, Transfer to the Company or the applicable Company Designees, and the Company or such Company Designees shall accept from NextTrip and the applicable members of the NextTrip Group, all of NextTrip’s and such NextTrip Group member’s respective right, title and interest in and to all Excluded Assets held by NextTrip or a member of the NextTrip Group.

(iii) Assumption of Liabilities. (A) The Company shall, or shall cause another member of the Company Group to, Transfer to NextTrip or the applicable NextTrip Designees, and NextTrip shall, or shall cause another member of the NextTrip Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the NextTrip Liabilities and (B) NextTrip shall, or shall cause another member of the NextTrip Group to, Transfer to the Company or the applicable Company Designees, and the Company shall, or shall cause another member of the Company Group to, assume all of the Excluded Liabilities, in each case regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) whether such Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Company Group or the NextTrip Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (4) which Person is named in any Action associated with any Liability and (5) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.

(iv) Conditional Assumption of IDS Obligation. Notwithstanding Section 2.02(a)(iii), NextTrip’s assumption of the IDS Obligation is conditioned on the Company’s full performance under Section 2.07(b). In the event that the Company fails to make any payment under Section 2.07(b) to the NextTrip Group within five (5) Business Days of the required date of such payment then the Company shall accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with its respective terms, the IDS Obligation.

(b) In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “NextTrip Assets”, “Excluded Assets”, “NextTrip Liabilities” and “Excluded Liabilities”, (i) the explicit inclusion of an item on any Annex referred to in any such definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Asset or Liability, as the case may be, from the applicable definition and (ii) any specific reference in a given definition will be given priority over a general reference in another definition.

(c) In the event that at any time or from time to time at or after the Closing Date, any member of the Company Group or the NextTrip Group is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Transaction Agreement (except in the case of any acquisition of Assets from the other party for value subsequent to the Closing Date), such member of the Company Group or the NextTrip Group, as applicable, shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto; provided, however, that the provisions of this Section 2.02(c) are not intended to, and shall not, be deemed to constitute an authorization by any party to permit the other to accept service of process on its behalf, and no party is or shall be deemed to be the agent of any other party for service of process purposes. Prior to any such Transfer, such Asset or Liability shall be held in accordance with Section 2.05(b).

(d) In furtherance of the Separation and the Sale, subject to the provisions of Section 2.05, the Company and Parent shall, and shall cause their respective applicable Subsidiaries to, execute and deliver prior to the Closing Date all Conveyance and Assumption Instruments as may be necessary to effect the Separation and the Transfers of the NextTrip Assets, the NextTrip Liabilities, the Excluded Assets and the Excluded Liabilities, as applicable, in accordance with the terms of this Agreement. The parties agree that each Conveyance and Assumption Instrument shall be in a form consistent with the terms and conditions of this Agreement or the applicable Transaction Agreement(s) with such provisions as are required by Law in the jurisdiction in which the relevant Assets or Liabilities are located.

(e) The Company hereby waives, to the extent permitted under Law, compliance by itself and each and every member of the Company Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the Excluded Assets to the Company or any member of the Company Group.

(f) NextTrip hereby waives, to the extent permitted under Law, compliance by itself and each and every member of the NextTrip Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the NextTrip Assets to NextTrip or any member of the NextTrip Group.

Section 2.03 Intercompany Accounts, Intercompany Agreements and Certain Other Liabilities.

(a) Each Intercompany Account, other than any Surviving Intercompany Account, shall be satisfied, settled or otherwise terminated by the relevant members of the Company Group and the NextTrip Group no later than the Closing Date with no further Liability of any member of either the NextTrip Group or the Company Group with respect thereto by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital, (iii) non-cash intercompany transfer and settlement through the Company’s corporate procedures, or (iv) cash payment, in each case as determined by the Company.

(b) Each Intercompany Agreement, other than any Surviving Intercompany Agreements, and all rights and obligations of the members of the NextTrip Group and the Company Group with respect thereto shall be terminated at or prior to the Closing Date, with no further Liability of any member of the NextTrip Group or any member of the Company Group with respect thereto.

Section 2.04 Limitation of Liability. Except as provided in Article 4, neither the Company nor NextTrip nor any member of their respective Groups shall have any Liability to the other or any member of its Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Closing Date, other than pursuant to any Surviving Intercompany Agreement or Surviving Intercompany Account, and any such Liability, whether or not in writing, is hereby irrevocably cancelled, released and waived effective as of the Closing Date. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing Date. For the avoidance of doubt, this Section 2.04 will not alter or limit the parties’ respective rights or obligations under other Transaction Agreements.

Section 2.05 Consents.

(a) If and to the extent that any Consent with respect to any NextTrip Asset, NextTrip Liability, Excluded Asset or Excluded Liability has not been obtained prior to the Closing Date, then notwithstanding any other provision hereof, the Transfer to the NextTrip Group of any such NextTrip Asset or NextTrip Liability, or to the Company Group of any such Excluded Asset or Excluded Liability, shall, unless the parties shall mutually otherwise determine, be automatically deemed deferred, and any such purported Transfer or assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Asset or Liability shall continue to constitute a NextTrip Asset, a NextTrip Liability, an Excluded Asset or an Excluded Liability, as applicable (including for purposes of Article 4), and be subject to Section 2.05(b). From and after the Closing Date until the date that is 12 months following the Closing Date, the parties shall use their respective reasonable best efforts (including by seeking novations and taking the actions set forth on Schedule 3.05, but, for the avoidance of doubt, subject to the second sentence of Section 3.05) to continue to seek to remove any legal or contractual impediments or to secure any contractual Consents required from Third Parties or Governmental Authorities necessary to Transfer such Assets (or written confirmation that no Consent is required) to the extent that any such Consent has not been obtained as of the Closing Date. If and when the legal or contractual impediments the presence of which caused the deferral of Transfer of any Asset or Liability pursuant to this Section 2.05 are removed or any Consents the absence of which caused the deferral of Transfer of any Asset or Liability pursuant to this Section 2.05 are obtained, the Transfer of the applicable Asset or Liability shall be effected promptly without further consideration in accordance with the terms of this Agreement or the applicable Transaction Agreement(s) and shall, to the extent possible without the imposition of any undue cost on any party and to the fullest extent permitted by Law, be deemed to have become effective as of the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as applicable. Notwithstanding anything to the contrary, this Section 2.05(a) does not apply to Intellectual Property Rights, which are the subject of Section 3.03.

(b) If the Transfer of any Asset or Liability intended to be Transferred is not consummated prior to or at the Closing Date as a result of the provisions of Section 2.05(a) or for any other reason (including any misallocated Transfers subject to Section 2.02(c)), then, insofar as reasonably and to the extent permitted by Law, the Person retaining such Asset or Liability, as the case may be, (i) shall thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Transfer thereof (or as otherwise determined by the parties) and (ii) with respect to any deferred Assets or Liabilities, use reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Asset or Liability, insofar as reasonably possible, in substantially the same position as if such Asset or Liability had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over such Asset or Liability, are to inure from and after the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as the case may be, to the applicable member or members of the Company Group or the NextTrip Group entitled to the receipt of such Asset or required to assume such Liability. In furtherance of the foregoing, the parties agree that to the fullest extent permitted by Law, (x) as of the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as the case may be, each applicable member of the Company Group and the NextTrip Group shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Person is entitled to acquire or required to assume pursuant to the terms of this Agreement and (y) each of the Company and NextTrip shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the deferred Assets as Assets having been Transferred to and owned by the Person entitled to such Assets not later than the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as the case may be, (B) treat for all Tax purposes the deferred Liabilities as having been assumed by the Person intended to be subject to such Liabilities not later than the time such Transfer would have otherwise been made pursuant to Section 2.01 or Section 2.02, as the case may be, and (C) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless, in case of clause (A), (B) or (C), otherwise required by applicable Tax law or the resolution of a proceeding with respect to Taxes). Any Person retaining an Asset or a Liability due to the deferral of the Transfer of such Asset or Liability, as the case may be, shall not be required, in connection with the foregoing, to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability.

(c) The parties shall use commercially reasonable efforts to separate the Identified Shared Contracts into separate Contracts effective as of the Closing Date or as promptly as practicable thereafter so that the NextTrip Group shall be entitled to rights and benefits and shall assume the related portion of Liabilities with respect to each Identified Shared Contract to the extent related to the NextTrip Business and the Company Group shall have the rights and benefits and shall assume the related portion of Liabilities with respect to such Shared Contract to the extent related to the Company Business (provided that, notwithstanding anything in this Agreement to the contrary, neither Group shall be required to pay any amount to any Third Party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Liability of the other Group) to any Third Party to obtain any such separation). Upon such separation of such Shared Contract, the separated Contract will be a NextTrip Asset or an Excluded Asset, as applicable. If the counterparty to any Identified Shared Contract that is entitled under the terms of such Shared Contract to Consent to the separation of such Shared Contract has not provided such Consent, the terms of Section 2.05(b) shall apply to such Contract, mutatis mutandis. The obligations to seek separation set forth in this Section 2.05(c) shall terminate on the first anniversary of the Closing Date or, if earlier with respect to any Identified Shared Contract, upon the expiration of the term of such Shared Contract (without any obligation to renew or extend).

Section 2.06 Disclaimer of Representations and Warranties. (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION AGREEMENTS, EACH PARTY ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES UNDERSTANDS AND AGREES THAT NO OTHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO THE OTHER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR TO ANY OTHER PERSON IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY INFORMATION THAT MAY HAVE BEEN EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND THAT ALL NEXTTRIP ASSETS ARE BEING ASSIGNED AND TRANSFERRED, AND ALL NEXTTRIP LIABILITIES ARE BEING ASSUMED, ON AN “AS IS,” “WHERE IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ANY OF THE OTHER TRANSACTION AGREEMENTS, (I) NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE NEXTTRIP BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF THE COMPANY OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL ENTITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) THE COMPANY, ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER MEMBERS OF THE COMPANY GROUP, EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OF MERCHANTABILITY. EACH OF NEXTTRIP AND PARENT ACKNOWLEDGES THAT THE COMPANY HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE NEXTTRIP BUSINESS OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (AND HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY SUCH REPRESENTATION OR WARRANTY).

(a) Each of the Company (on behalf of itself and each member of the Company Group), NextTrip (on behalf of itself and each member of the NextTrip Group) and Parent (on behalf of itself and its respective Affiliates) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.06(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both the Company or any member of the Company Group, on the one hand, and NextTrip or any member of the NextTrip Group, on the other hand, are jointly or severally liable for any Excluded Liability or any NextTrip Liability, then, in each case, the parties intend that, notwithstanding any provision to the contrary under the Laws of such non-U.S. jurisdictions, the provisions of the Transaction Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall to the fullest extent permitted by Law prevail for any and all purposes between the parties and their respective Subsidiaries and Affiliates.

Section 2.07 Working Capital; Cash Management.

(a) From May 1, 2022 until the Closing Date, NextTrip shall be entitled to use, retain or otherwise dispose of all cash generated by the NextTrip Business and the NextTrip Assets or otherwise held by any member of the NextTrip Group. All cash and cash equivalents held by any member of the NextTrip Group as of the Closing Date shall be a NextTrip Asset and all cash and cash equivalents held by any member of the Company Group as of the Closing Date shall be an Excluded Asset. In addition, such NextTrip cash will be exclusively managed by executives of NextTrip from May 1, 2022 and shall be a NextTrip Asset. In the event that, as of the Closing Date, NextTrip cash and cash equivalents are still held by the Company and not yet transferred to NextTrip, NextTrip and the Company shall execute a simple promissory note with 5 % interest per annum payable within sixty (60) days of the Closing Date for the Company to pay the balance of owed NextTrip cash to NextTrip. For the avoidance of doubt, nothing in this Section 2.07 shall be deemed to supersede or otherwise limit any provision of the Purchase Agreement.

(b) As of the date of this Agreement, the Company has transferred $1,500,000 to the NextTrip Group as additional working capital. The Company shall transfer an additional $1,500,000 to the NextTrip Group payable in ten (10) equal monthly payments commencing on July 1, 2022 and continuing on the first of each month thereafter (the “Funding Payments”). Notwithstanding the foregoing, in the event that (i) the Company’s contract committee of the board of directors approves the forms of Transaction Agreements on or before June 3, 2022 and (ii) Reinhart does not comply with Section 5.02 on or before June 15, 2022, then the first Funding Payment shall be waived in its entirety.

Section 2.08 Insurance.

(a) From and after the Closing Date, the members of the NextTrip Group shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Insurance Policies of the Company Group other than (i) any Insurance Policy issued exclusively in the name and for the benefit of any member of the NextTrip Group, (ii) with respect to any matters covered by an Insurance Policy that have been properly reported to the relevant insurer(s) prior to the Closing Date, or (iii) for claims brought solely under the Available Insurance Policies, for any claim, occurrence, injury, damage or loss that occurred or existed prior to the Closing Date, in each case under clauses (i) through (iii) above subject to the terms and conditions of the relevant Insurance Policies and this Agreement, except to the extent otherwise mandated by Law. The members of the NextTrip Group shall procure all contractual and statutorily obligated insurance at the Closing Date.

(b) Notwithstanding anything contained in this Agreement, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of the Company to insurance coverage for any matter, whether relating to the members of the NextTrip Group or otherwise, and (ii) the Company shall retain the exclusive right to control the Available Insurance Policies and all of its other Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Insurance Policies and to amend, modify or waive any rights under any such Insurance Policies, notwithstanding whether any such Insurance Policies apply to any liabilities or losses as to which any member of the NextTrip Group has made, or could in the future make, a claim for coverage; provided, that the members of the NextTrip Group shall cooperate with the Company with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit the Company to manage and conduct its insurance matters as the Company deems appropriate.

(c) Whenever this Section 2.08 requires any member(s) of the NextTrip Group to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Parent to take such action or to cause such member(s) of the NextTrip Group to take such action.

Section 2.09 Transaction Agreements. On or prior to the Closing Date as set forth in the Purchase Agreement, each of the Company, NextTrip and Parent shall (and shall cause each of their applicable Subsidiaries to) execute and deliver each of the Transaction Agreements to which it is a party that have not previously been executed.

Section 2.10 Resignations; Separating Officer and Director Matters.

(a) On the Closing Date, existing officers and directors of the Company that will take roles with Parent and/or the NextTrip Group (the “Separating Officers and Directors”) shall resign from all such roles with the Company.

(b) Notwithstanding Section 2.10(a), as of the Closing Date (or, in any event, no later than five (5) Business Days after the Closing Date) the Company shall:

(i) pay all compensation due and payable through the Closing Date to the Separating Officers and Directors for their service to the Company and its Subsidiaries, including all director fees owed for board roles at the Company and its Subsidiaries; and

(ii) cooperate in good faith and take all commercially reasonable efforts to process any Separating Officers and Directors’ restrictive legend requests for such shares of Company common stock held by such parties.

(c) Upon written request by a Separating Officer or Director delivered to the Company for restrictive legend removal under Section 2.10(b)(ii), the Company agrees, within two (2) weeks of receipt of such written request, to issue an opinion letter in accordance with Rule 144 of the Regulations of the United States Securities and Exchange Commission (17 CFR § 230.144) for such shares of Company common stock held by such requesting parties. If the Company fails to provide the Rule 144 opinion letter required by this section, such Separating Officer or Director shall have the right, though not the obligation, to engage another attorney to provide those services at the expense of the Company.

(d) If any action at law or in equity is necessary to enforce the terms of this Section 2.10, then the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief which said prevailing party may be entitled.

Article III
CERTAIN COVENANTS

Section 3.01 Further Assurances. Subject to the terms and conditions of this Agreement and the Purchase Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing or causing to be done, all things necessary, proper or advisable under Laws to consummate the transactions contemplated hereby as soon as practicable after the date hereof and as may be otherwise required to consummate and make effective the transactions contemplated by this Agreement.

Section 3.02 Company Names and Marks.

(a) Except as otherwise provided in this Section 3.02, NextTrip and its Affiliates shall cease and discontinue all uses of the Company Names and Marks immediately upon the Closing Date. NextTrip, for itself and its Affiliates, agrees that the rights of the members of the NextTrip Group and their respective Affiliates to the Company Names and Marks pursuant to the terms of any trademark agreements or otherwise between the Company or any of its Affiliates, on the one hand, and the members of the NextTrip Group or their respective Affiliates, on the other, shall terminate on the Closing Date and be replaced by such rights as are provided under this Section 3.02.

(b) NextTrip and its Affiliates shall (i) except as permitted under this Section 3.02, (A) immediately upon the Closing Date cease all use of any of the Company Names and Marks on or in connection with all stationery, business cards, purchase orders, lease agreements, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature and (B) complete the removal of the Company Names and Marks from all product, services and technical information promotional brochures and (ii) with respect to Assets or NextTrip Assets bearing any Company Names and Marks, use their commercially reasonable efforts to relabel such Assets or NextTrip Assets or remove such Company Names and Marks from such Assets or NextTrip Assets as promptly as practicable.

(c) NextTrip, for itself and its Affiliates, agrees that, after the Closing Date, NextTrip and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as the Company or any of its Affiliates, (ii) with respect to Assets or other assets managed, operated or leased after the Closing Date, will represent in writing to the owners or lessors of such Assets or other assets that such Assets or other assets are those of NextTrip and its Affiliates and not those of the Company and its Affiliates and (iii) will cooperate with the Company and its Affiliates in terminating any Contracts pursuant to which the members of the Company Group or the members of the NextTrip Group license any Company Names and Marks to customers in connection with the NextTrip Business. NextTrip and its Affiliates shall take all necessary action to ensure that other users of any Company Names and Marks, whose rights terminate upon the Closing Date pursuant to this Section 3.02, shall cease use of the Company Names and Marks, except as expressly authorized thereafter by the Company.

(d) NextTrip, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 3.02, neither NextTrip nor any of its Affiliates shall have any rights in any of the Company Names and Marks and neither NextTrip nor any of its Affiliates shall contest the ownership or validity of any rights of the Company or any of its Affiliates in or to any of the Company Names and Marks.

Section 3.03 Further Action Regarding Intellectual Property Rights. (a) If, after the Closing Date, the Company or NextTrip identifies any item of (i) NextTrip Intellectual Property, (ii) NextTrip Software, (iii) NextTrip Data/Technology, (iv) Registrable IP owned by the Company or any of its Subsidiaries, or (v) Intellectual Property Rights (other than Registrable IP and the Company Names and Marks), Data or Technology owned by the Company or any of its Subsidiaries that is not Used exclusively in the NextTrip Business, in each case, that inadvertently was not previously transferred or set forth on the applicable Annex, as applicable, by any member of the Company Group or any of its Affiliates to NextTrip, then, to the extent that the Company has the right to do so and without paying additional consideration (other than a nominal fee (e.g., $1)) to a Third Party, the Company shall (or shall cause a member of the Company Group or its Affiliates to) Transfer such NextTrip Intellectual Property, NextTrip Software, or NextTrip Data/Technology to NextTrip pursuant to the terms hereof for no additional consideration; provided that if such Transfer requires payment of additional consideration, then NextTrip may elect to have such license so Transferred at its own expense. Until such time that a member of the Company Group or any of its Affiliates Transfers such NextTrip Intellectual Property, NextTrip Software, or NextTrip Data/Technology to NextTrip, such member of the Company Group, on behalf of itself and its Affiliates, hereby grants to NextTrip and its Subsidiaries (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sublicensable and transferable right and license (or sublicense, as the case may be) to fully use, practice and otherwise exploit such NextTrip Intellectual Property, NextTrip Software, or NextTrip Data/Technology by the applicable member of the Company Group and its Affiliates and (ii) a covenant not to sue with respect to the foregoing activities, in each case under (i) and (ii), effective as of the Closing Date.

(a) If, after the Closing Date, the Company or NextTrip identifies any item of Company Intellectual Property, Company Software or Company Data/Technology that was (i) Transferred by a member of the Company Group or any of its Affiliates or (ii) owned by any member of the NextTrip Group prior to the Closing Date and that was not Transferred to the Company or an Affiliate of the Company prior to the Closing Date, NextTrip shall, or shall cause the applicable member of the NextTrip Group to, promptly Transfer such Company Intellectual Property, Company Software or Company Data/Technology to the Company or its designated Affiliate pursuant to the terms hereof for no additional consideration. Until such time that NextTrip or any of its Affiliates Transfers such Company Intellectual Property, Company Software or Company Data/Technology to the Company or its designated Affiliate, NextTrip, on behalf of itself and its Affiliates, hereby grants to the Company and its Affiliates (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sublicensable and transferable right and license (or sublicense, as the case may be) to fully use, practice and otherwise exploit such Company Intellectual Property, Company Software or Company Data/Technology by the applicable member of the NextTrip Group and its Affiliates and (ii) a covenant not to sue with respect to the foregoing activities, in each case under (i) and (ii), effective as of the Closing Date.

Section 3.04 Third Party Licenses. To the extent that any Intellectual Property Rights, Software, Technology or Data included in NextTrip Assets is licensed or sublicensed from a Third Party under a Contract (other than a Contract set forth in clause (iii) of the definition of NextTrip Assets), such Intellectual Property Rights, Software, Technology or Data is subject to all of the terms and conditions of the Contract between the member of the Company Group and such Third Party pursuant to which such Intellectual Property Rights, Software, Technology or Data has been licensed or sublicensed to such member of the Company Group, including limitations to the field or scope of use.

Section 3.05 Third Party Consents. Prior to the Closing Date, each party agrees to cooperate to obtain any Consents (together with novations) from any Third Party (other than a Governmental Entity) that may be required in connection with the transactions contemplated hereby, including taking the actions set forth on Schedule 3.05. Notwithstanding anything in this Agreement to the contrary, except as otherwise set forth on Schedule 3.05, neither the Company nor Parent nor any of their respective Affiliates shall be required to compensate any Third Party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any NextTrip Liability) to any Third Party to obtain any such Consent.

Article IV
RELEASES; NON-DISCLOSURE

Section 4.01 Release of Pre-Closing Claims.

(a) Except as provided in Section 4.01(b), effective as of the Closing Date:

(i) The Company, for itself and each member of the Company Group and, to the extent permitted by Law, all Persons who at any time prior to the Closing Date were directors, officers, partners, managers, agents or employees of any member of the Company Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge NextTrip, and the other members of the NextTrip Group, and Reinhart and its Subsidiaries, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, members, partners, directors, managers, officers, attorneys, agents or employees of any member of the NextTrip Group (in each case, in their respective capacities as such) or Reinhart and its Subsidiaries, and their respective heirs, executors, administrators, successors and assigns (collectively, the “NextTrip and Zappware Released Persons”) from any and all Liabilities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the Separation and the Sale and any of the other transactions contemplated hereunder and under the Transaction Agreements. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that the Company and each member of the Company Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this regard, the Company hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the NextTrip and Zappware Released Persons from the Liabilities described in the first sentence of this Section 4.01(a)(i).

(ii) NextTrip, for itself and each member of the NextTrip Group, and Reinhart for itself and any of its Subsidiaries, and, to the extent permitted by Law, all Persons who at any time prior to the Closing Date were directors, officers, partners, managers, agents or employees of Company or any member of the NextTrip Group (in their respective capacities as such) or Reinhart and its Subsidiaries, in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, members, partners, directors, managers, officers, attorneys, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Company Released Persons”) from any and all Liabilities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the Separation and the Sale and any of the other transactions contemplated hereunder and under the Transaction Agreements. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that NextTrip and each member of the NextTrip Group or Reinhart and any of its Subsidiaries, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this regard, each of Parent, Reinhart and NextTrip hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and NextTrip and Reinhart nevertheless hereby intends to release the Company Released Persons from the Liabilities described in the first sentence of this Section 4.01(a)(ii).

(b) Nothing contained in Section 4.01(a) shall limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, any Surviving Intercompany Agreement or Surviving Intercompany Account, in each case in accordance with its terms.

(c) Following the Closing Date, the Company shall not, and shall cause each other member of the Company Group not to, make any claim or demand, or commence any Action asserting any claim or demand against Parent, NextTrip or any of their respective Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 4.01(a)(i). Following the Closing Date, Parent shall not, and shall cause its Affiliates, NextTrip and each other member of the NextTrip Group not to, make any claim or demand, or commence any Action asserting any claim or demand against the Company or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 4.01(a)(ii).

Article V
PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE

Section 5.01 Access Generally.

(a) Other than for matters related to provision of Tax records, and subject to appropriate restrictions for Privileged Information or Evaluation Material, from and after the Closing Date and until the later of (i) the sixth anniversary of the Closing Date and (ii) the expiration of the relevant statute of limitations period, if applicable, and subject to compliance with the terms of the Transaction Agreements, upon the prior written reasonable request by the Company or NextTrip, the applicable party shall use commercially reasonable efforts to provide, as soon as reasonably practicable following the receipt of such request, reasonable access or, to the extent such information is reasonably practicable to identify and extract, copies of such information in the possession or control of such applicable party (or its Affiliates), but only to the extent such requested information is not already in the possession or control of the requesting party or any of its Affiliates and is necessary for a reasonable business purpose. Each of the Company and NextTrip shall make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Article 5.

(b) Each of the Company and NextTrip shall inform their respective Representatives who have or have access to the other party’s Evaluation Material or other information provided pursuant to this Article 5 of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(c) Nothing in this Article 5 shall require any party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a party would be required under this Section 5.01 to disclose any such information, such party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such information and to otherwise disclose any such information in a manner that would not reasonably be expected to violate such agreement.

Section 5.02 Financial Statements and Accounting. Without limitation of Section 5.01, from the date hereof through the Closing Date, each of the Company, Reinhart and NextTrip agrees to provide reasonable assistance and, subject to Section 5.06, reasonable access to its properties, books and records, other information and personnel, and to use its commercially reasonable efforts to cooperate with the other party’s requests, in each case to enable (a) such other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (b) such other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other party, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, and (c) such other party to respond to any written request or official comment from a Governmental Entity, including in connection with responding to a comment letter from, or investigation by, the SEC; provided, that in connection with this clause (c), each party shall provide reasonable access on the terms set forth in this Section 5.02 until the matter relating to such comment letter or investigation is resolved. For the avoidance of doubt, Reinhart must immediately perform hereunder immediately in connection with the audit of the annual financial statements of the Company for the fiscal year ended February 28, 2022 to avoid the penalty set forth in Section 2.07(b).

Section 5.03 Reimbursement. Except as otherwise set forth in the Purchase Agreement, the party requesting information or services pursuant to this Article 5 agrees to reimburse the other party for the reasonable out-of-pocket costs, if any, actually incurred in connection with delivering such information or services, to the extent that such costs are incurred for the benefit of the requesting party.

Section 5.04 Cooperation in Litigation. Each of the Company Group, NextTrip, Reinhart and their officers, directors, employees and agents agree to cooperate fully with the Company Group, NextTrip and Reinhart in any matters that have or may result in a legal claim against Company Group, NextTrip, Reinhart and their officers, directors, employees and agents, and of which Company Group, NextTrip, Reinhart and their officers, directors, employees and agents may have knowledge as a result of their relationship with the other such parties that were previously part of the Company Group. This requires such Company Group, NextTrip or Reinhart officers, directors, employees or agents, without limitation, to (1) make themselves available upon reasonable request to provide information and assistance to Company Group, NextTrip or Reinhart on such matters without additional compensation, except for such Company Group, NextTrip or Reinhart officers’, directors’, employees’ and agents’ out-of-pocket costs, (2) immediately notify such Party (whether Company Group, NextTrip or Reinhart) within five (5) Business Days of any requests to Company Group, NextTrip or Reinhart and such officers, directors, employees and agents for information related to any pending or potential legal claim or litigation involving Company Group, NextTrip or Reinhart, reviewing any such request with a designated representative of such Party prior to disclosing any such information, and permitting the representative of such Party to be present during any communication of such information and (3) not voluntarily disclose to any third party without such Party’s written consent any information or documents, except pursuant to lawful subpoena or court order.

Section 5.05 Retention of Books and Records.

(a) The Company and its Affiliates shall have the right to retain copies of all books and records of the NextTrip Business relating to periods ending on or before the Closing Date; provided, that such copies shall be deemed Evaluation Material and shall be subject to the provisions of Section 5.07. NextTrip agrees that it shall preserve and keep all original books and records in respect of the NextTrip Business in the possession or control of NextTrip or its Affiliates for the longer of (i) any applicable statute of limitations and (ii) a period of six years from the Closing Date.

(b) During such six-year or statute of limitations period, as applicable, (i) Representatives of the Company and its Affiliates shall, upon reasonable written notice and for any reasonable business purpose, have reasonable access during normal business hours to examine, inspect and copy such books and records and (ii) NextTrip shall provide to the Company and its Affiliates reasonable access to such original books and records of the members of the NextTrip Group and the NextTrip Business as the Company or its Affiliates shall reasonably request in connection with any Action to which the Company or any of its Affiliates are parties or in connection with the requirements of any Law. The Company or its Affiliates, as applicable, shall return such original books and records to NextTrip or its Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence.

(c) After such six-year or statute of limitations period, as applicable, before NextTrip or any of its Affiliates shall dispose of any of such books and records, NextTrip shall give at least 90 days’ prior written notice of such intention to dispose of any such books and records to the Company, and the Company and its Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect upon reasonable written notice to NextTrip.

(d) Notwithstanding anything to the contrary in this Section 5.05, the Purchase Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

Section 5.06 Confidentiality; Non-Disclosure/

(a) From and after the Closing Date, the Company shall not, and shall cause each member of the Company Group and its and their respective Representatives not to, directly or indirectly, without the prior written consent of NextTrip, disclose to any Third Party (other than to each other and their respective Representatives who need to know the information and who are advised of the confidential nature of such information) any Evaluation Material related to the NextTrip Business; provided, that the foregoing restrictions shall not (i) apply to any information available to the public (other than as a result of disclosure in violation of this Section 5.06(a)) or (ii) prohibit disclosure required by Law so long as, to the extent legally permissible, the Company or such member of the Company Group provides NextTrip with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure at NextTrip’s sole expense. From and after the Closing Date, the Company shall, and shall cause each member of the Company Group and its and their respective Representatives to, use such Evaluation Material related to the NextTrip Business only in connection with the purpose for which such Evaluation Material was retained by the Company or such member of the Company Group in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the Company or such member of the Company Group).

(b) From and after the Closing Date, NextTrip shall not, and NextTrip shall cause its Affiliates, including Parent and each other member of the NextTrip Group, and its and their respective Representatives not to, directly or indirectly, without the prior written consent of the Company, disclose to any Third Party (other than to each other and their respective Representatives who need to know the information and who are advised of the confidential nature of such information) any Evaluation Material related to the Company Business; provided, that the foregoing restrictions shall not (i) apply to any information available to the public (other than as a result of disclosure in violation of this Section 5.06(b)) or (ii) prohibit disclosure required by Law so long as, to the extent legally permissible, NextTrip or such member of the NextTrip Group provides the Company with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure at the Company’s sole expense. From and after the Closing Date, NextTrip shall, and NextTrip shall cause Parent and its Subsidiaries, including NextTrip and each other member of the NextTrip Group, and its and their respective Representatives to, use such Evaluation Material related to the Company Business only in connection with the purpose for which such Evaluation Material was retained by NextTrip or such member of the NextTrip Group in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to NextTrip or such member of the NextTrip Group).

(c) For the avoidance of doubt and notwithstanding any other provision of this Section 5.06, (i) the sharing of Privileged Information shall be governed solely by Section 5.06, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Transaction Agreement shall be governed by the terms of such Transaction Agreement.

Section 5.07 Privilege Matters.

(a) Pre-Closing Services. The parties recognize in certain instances legal and other professional services that have been and will be provided prior to the Closing Date have been and will be rendered for the collective benefit of each of the members of the Company Group and the NextTrip Group, and, to the fullest extent permitted by Law, that each of the members of the Company Group and the NextTrip Group should be deemed to be the client with respect to such pre-Closing services for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine (“Privilege”). To the fullest extent permitted by Law, the Company and NextTrip shall have a shared Privilege with respect to all information subject to Privilege (“Privileged Information”) which relates to such pre-Closing services. For the avoidance of doubt, Privileged Information within the scope of this Section 5.07(a) includes, but is not limited to, services rendered by legal counsel retained or employed by any of the Company or NextTrip (or any member of such party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Closing Services. The parties recognize that legal and other professional services will be provided following the Closing Date to each of the Company and NextTrip. The parties further recognize that certain of such post-Closing services will be rendered solely for the benefit of the Company or NextTrip, as the case may be, while other such post-Closing services may be rendered with respect to Actions or other matters which involve both the Company and NextTrip. To the fullest extent permitted by Law, with respect to such post-Closing services and related Privileged Information, the parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both the Company Group and the NextTrip Group shall be subject to a shared Privilege among the parties involved in the claims, proceedings, litigation, disputes or other matters at issue; and

(ii) Except as otherwise provided in Section 5.07(b)(i), Privileged Information relating to post-Closing services provided solely to one of the Company Group or the NextTrip Group shall not be deemed shared between the parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under Law.

(c) The parties agree as follows regarding all Privileged Information with respect to which the parties shall have a shared Privilege under Section 5.07(a) or (b):

(i) subject to Section 5.07(c)(iii), no member of the Company Group or NextTrip Group may waive, or allege or purport to waive, any Privilege which could be asserted under any Law, and in which the other (or a member of its Group) has a shared Privilege, without the written consent of the other party;

(ii) if a dispute arises between or among the parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party and each of the Company and NextTrip, on behalf of themselves and their respective Group, specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests; and

(iii) in the event of any litigation or dispute between the parties, or any members of their respective Groups, either the Company or NextTrip, on behalf of themselves and their respective Group, may waive a Privilege in which the other party or member of such Group has a shared Privilege, without obtaining the consent of the other party; provided, that such waiver of a shared Privilege shall to the fullest extent permitted by Law be effective only as to the use of Privileged Information with respect to the litigation or dispute between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to Third Parties.

(d) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Company or NextTrip as set forth in Section 5.07 and this Section 5.07(d), to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to information being granted pursuant to Section 5.01 and Section 5.02, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.06 and the transfer of Privileged Information between the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 5.08 Ownership of Information. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to this Article 5 shall be deemed to remain the property of the providing party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any party with respect to any such information, whether by implication, estoppel or otherwise.

Section 5.09 Other Agreements. The rights and obligations granted under this Article 5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Transaction Agreement.

Article VI
MISCELLANEOUS

Section 6.01 Complete Agreement. This Agreement, the other Transaction Agreements, the Conveyance and Assumption Instruments and the Non-Disclosure Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 6.02 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.03 Survival of Covenants. Except as otherwise contemplated by this Agreement or any other Transaction Agreement, all covenants of the parties contained in this Agreement and each Transaction Agreement shall survive the Closing Date and remain in full force and effect in accordance with their applicable terms.

Section 6.04 Expenses. Except as otherwise provided in this Agreement or any other Transaction Agreement, each party shall be responsible for its own fees and expenses.

Section 6.05 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company, Reinhart or to NextTrip prior to the Closing Date:

NextPlay Technologies, Inc.

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, Florida 33323

Attention: Nithinan Boonyawattanapisut, Co-CEO

Email: nithinan.boonyawattanapisut@nextplaytechnologies.com

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Paul B. Johnson, Esq.

Email: paul.johnson@procopio.com

If to Parent, Reinhart or to NextTrip after the Closing Date:

TGS ESPORTS INC.

4211 No. 3 Road

Richmond, BC V6X 2C3

Email:skhouri@thegamingstadium.com

with a copy (which shall not constitute notice) to:

Clark Wilson LLP

900-885 West Georgia Street

Vancouver, BC V6C 3H1

Attention: Nafessa Valli-Hasham and Craig Hoskins

Email: nvalli-hasham@cwilson.com and choskins@cwilson.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 6.06 Amendment and Waivers.

(a) Except as otherwise provided in Schedule 2.01, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and the Company or, in the case of a waiver, by each party against which the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 6.07 Termination. This Agreement shall terminate without further action at any time before the Closing Date upon termination of the Purchase Agreement. If terminated, no party shall have any Liability of any kind to any other party or any other Person on account of this Agreement, except as provided in the Purchase Agreement.

Section 6.08 Assignment. This Agreement and the rights and obligations hereunder may not be assigned or delegated in whole or in part by any party by operation of law or otherwise without the express written consent of Parent, in the case of an attempted assignment or delegation by the Company, or the Company, in the case of an attempted assignment or delegation by Parent or NextTrip. Any attempted assignment that is not in accordance with this Section 6.08 shall be null and void.

Section 6.09 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted assigns.

Section 6.10 Subsidiaries. Each of the parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any Person that becomes a Subsidiary of such party as a result of the consummation of the transactions contemplated hereby, in each case to the extent such Subsidiary remains a Subsidiary of the applicable party.

Section 6.11 Third-Party Beneficiaries. Except (a) for the releases under Section 4.01 of any Person as provided therein and (b) as specifically provided in any Transaction Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 6.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. The parties hereto agree that any litigation, suit, proceeding or action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such litigation, suit, proceeding or action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such litigation, suit, proceeding or action in any such court or that any such litigation, suit, proceeding or action brought in any such court has been brought in an inconvenient forum. Process in any such litigation, suit, proceeding or action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.05 shall be deemed effective service of process on such party.

Section 6.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.14 Specific Performance. The parties agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 6.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.16 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between the Company and NextTrip and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à -vis any Third Party, including with respect to the Liabilities of any non-wholly owned Subsidiary of the Company or NextTrip.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

NEXTPLAY TECHNOLOGIES, INC.

By:	/s/ Nithinan Boonyawattanapisut
Name:	Nithinan Boonyawattanapisut
Title:	Co-Chief Executive Officer

NEXTTRIP GROUP, LLC

By:	/s/ William Kerby
Name:	William Kerby
Title:	Manager

REINHART INTERACTIVE TV, AG

By:	/s/ Jan Reinhart
Name:	Jan Reinhart
Title:	Chairman

TGS ESPORTS, INC.

By:	/s/ Spiro Khouri
Name:	Spiro Khouri
Title:	Chief Executive Officer

[Signature Page to Separation Agreement]